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                                                                       Exhibit 5

                                                 December 17, 1997



Snake Eyes Golf Clubs, Inc.
13000 Sawgrass Village Circle, Suite 30
Ponte Vedra Beach, FL  32082


                  Re:    1995 Stock Option Plan
                         1997 Stock Option Plan and Long-Term Incentive Plan
                         ---------------------------------------------------


Dear Sirs:

          We have acted as counsel for Snake Eyes Golf Clubs, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to 2,000,000 shares of its common stock, par value $.001 per share ("Shares"), 750,000 of which may be issued under the Company's 1995 Stock Option Plan (the "1995 Plan") and 1,250,000 of which may be issued under the Company's 1997 Stock Option and Long-Term Incentive Plan (the "1997 Plan").

          We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the 1995 Plan and 1997 Plan and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

          Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the 1995 Plan and 1997 Plan, such Shares will be validly issued, fully paid and non-assessable.

          We are admitted to practice law only in the State of New York and we express no opinion concerning any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

          In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

          This opinion is given solely for the benefit of the Company and purchasers of shares under the 1995 Plan and 1997 Plan, and no other person or entity is entitled to rely hereon without express written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Pryor, Cashman, Sherman & Flynn

                                       Pryor, Cashman, Sherman & Flynn